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                                                              EXHIBIT 10.2(4)(a)

                                    AMENDMENT
                                       TO
                            MANAGEMENT SECURITY PLAN
                                       OF
                 A. H. BELO CORPORATION AND AFFILIATED COMPANIES
                     (AS RESTATED EFFECTIVE JANUARY 1, 1982)


     A. H. Belo Corporation, a Delaware corporation ("Belo"), pursuant to authorization of its Board of Directors, adopts the following amendments to the Management Security Plan of A. H. Belo Corporation and Affiliated Companies, as restated effective January 1, 1982 (the "Plan"), with respect to the following facts:

     A. The Board of Directors of Belo has approved the termination of the Plan effective as of December 31, 1999.

     B. The Plan is being amended in connection with its termination to provide for the transfer of the present value of each Plan participant's accrued retirement benefit to an account established for the participant under the Belo Supplemental Executive Retirement Plan.

     NOW, THEREFORE, the Plan is amended as follows:

     1. Article 3 of the Plan, relating to the payment of benefits upon retirement or other separation from service of Belo and its affiliates, is amended by the addition of the following new section:

         3.7 Notwithstanding the foregoing provisions of this Article or of any other Article of the Plan, no benefits will be paid under the Plan to a Participant who retires or otherwise terminates employment with the Company and its affiliates after December 31, 1999. With respect to each Participant who remains an Employee after December 31, 1999, and who is eligible as of January 1, 2000, to participate in the Belo Supplemental Executive Retirement Plan (the "SERP"), there will be credited to the Participant's SERP account an amount equal to the Participant's lump sum benefit under the Plan. The Participant's lump sum benefit under the Plan will be the actuarial present value of the Participant's accrued retirement benefit determined under Article 3 of the Plan as if the Participant terminated employment with the Company and its affiliates on




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         December 31, 1999. The actuarial present value of a Participant's accrued benefit will be determined using actuarial assumptions approved by the Compensation Committee of the Board of Directors with the advice of such actuaries as it may select.

     2. Article 4 of the Plan, relating to the payment of death benefits to Beneficiaries, is amended by the addition of the following new section:

         4.8 Notwithstanding the foregoing provisions of this Article or of any other Article of the Plan, any death benefit payable under the Plan with respect to a Participant who dies after December 31, 1999 will be a lump sum equal to the after-tax value of the difference between the death benefit provided in the Plan and the portion of the payment received from the Belo Supplemental Executive Retirement Plan (as amended and restated effective January 1, 2000) attributable to the benefit described in that plan's section 8(e) inclusive of earnings. Such death benefit will be paid pursuant to such Supplemental Executive Retirement Plan.


     Executed at Dallas, Texas, this 16th day of December, 1999.

                                       A. H. BELO CORPORATION



                                       By /s/ Marian Spitzberg
                                          --------------------------------------

                                             Name: Marian Spitzberg
                                                  ------------------------------

                                             Title: Secretary
                                                   -----------------------------